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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE


                                           INVESTOR CONTACT: Kevin Helmintoller
                                                             410-953-1218

                                           MEDIA CONTACT:    Kristin Brunnworth
                                                             410-953-2423

                         MAGELLAN HEALTH SERVICES SELLS
                  $250 MILLION OF 9.375% SENIOR UNSECURED NOTES

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COLUMBIA, Md. - May 24, 2001 - Magellan Health Services, Inc., (NYSE:MGL),
announced today that it has completed the marketing of an offering of $250 million in aggregate principal amount of senior unsecured notes. The senior unsecured notes have a coupon rate of 9.375% and mature in November 2007. The issuance is expected to be completed by May 31, 2001.

         The proceeds from the offering will be used by Magellan to repay outstanding debt under the company's existing bank credit facility that expires in February 2006. The required principal payments under the company's bank credit facility will be reduced by the full $250 million of the notes over the remaining term of the bank credit facility, with $111 million of the reduction occurring on payments that were due between June 30, 2001 and September 30, 2003. Upon completion of the issuance of the notes, the amount outstanding on the company's bank credit facility will be $120 million.

         The senior notes have not been, and will not initially be, registered under the Securities Act of 1933, as amended, and are being offered and sold pursuant to applicable exemptions from the registration requirements under the Securities Act.

         Certain of the statements made in this press release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. The completion of the aforementioned offering is subject to customary closing conditions. No assurance can be given that the aforementioned offering will be completed.

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